UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2011
Cavco Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-08822	56-2405642

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 North Central Avenue, Suite 800, Phoenix, Arizona	85004

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (602) 256-6263
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) On June 29, 2011, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Cavco Industries, Inc., (the “Company”) approved incentive compensation plans for Daniel L. Urness, Chief Financial Officer, Vice President and Treasurer and Charles E. Lott, President of Fleetwood Homes, Inc. for fiscal year 2012.
Mr. Urness’s incentive plan consists of two components: (i) a specific objectives-based bonus, and (ii) a performance bonus. The specific objectives-based bonus, targeted at 50% of his base salary (representing a bonus opportunity of $100,000), will be based upon the performance of Mr. Urness and the specific progress made in (i) the integration of newly-acquired subsidiaries’ accounting policies and procedures and other administrative functions with the parent company; and (ii) successfully phasing out legacy information systems and implementing a new ERP system for certain of the Company’s operations. The special objectives-based bonus will be paid in cash at the discretion of the Compensation Committee based upon a performance evaluation to be conducted by the CEO and the Compensation Committee at the conclusion of the fiscal year ending March 31, 2012.
Under the performance bonus component, Mr. Urness will be paid a cash bonus in the amount of $10,000 for every $1 million of Company pre-tax income in excess of $7 million (for example, if pre-tax income is $11 million, the cash award would be $40,000).
Under Mr. Lott’s incentive plan, he is eligible to receive quarterly incentive payments based on the aggregate adjusted pre-tax income of seven of Cavco’s Fleetwood Homes plants. The adjusted net income excludes both plant and corporate-wide incentive payments; in addition, any deficit during a particular quarter will be rolled forward to the next quarter. Mr. Lott’s payouts are based upon a point system in which 100 out of 250 points are allocated to Mr. Lott and the remainder allocated to members of Fleetwood’s management team.
On June 30, 2011, the Compensation Committee approved an Amended and Restated Employment Agreement (the “Employment Agreement”) with its Chairman, President and Chief Executive Officer, Joseph H. Stegmayer. The Employment Agreement, which is effective as of April 1, 2011, the beginning of the Company’s current fiscal year, has a four-year initial term ending March 31, 2015 and is automatically extended for successive one-year terms unless either the Board of Directors or Mr. Stegmayer provides written notice of termination within ninety days before the expiration of the initial term or any renewal term (the “Term”). The Employment Agreement supersedes and replaces Mr. Stegmayer’s previous employment agreement with the Company, dated June 30, 2003, as amended.
The Employment Agreement is intended to recognize Mr. Stegmayer’s significant contributions to the Company’s performance during a period of unparalleled challenges in the manufactured housing industry and to ensure his continued employment with the Company over an extended period of time through the provision of a competitive compensation and retention package and related non-competition arrangements. The Employment Agreement provides Mr. Stegmayer with the following compensation and benefits:
• Annual base salary (“Base Salary”) of $400,000 in fiscal year 2012; $450,000 in fiscal year 2013; and $500,000 in fiscal years 2014 and 2015, subject to periodic review and adjustment by the Compensation Committee, but in no event can the Base Salary be reduced without Mr. Stegmayer’s consent;
• Annual Bonus. For each fiscal year of the Company during the Term, an annual cash award in an amount equal to (i) five percent (5%) of the first $4 million of pre-tax income of the Company, plus (ii) six percent (6%) of the next $16 million of pretax income of the Company, plus (iii) three percent (3%) of pretax income of the Company above $20 million, provided that the cash award on pre-tax earnings of any material assets or businesses acquired after June 30, 2011 shall be determined by the Compensation Committee in its sole judgment, in good faith, in consultation with the Executive (with “material” being determined by the Compensation Committee in good faith);
• A supplemental long-term cash incentive consisting of (i) a special performance bonus, in the amount of up to $1 million, conditioned upon the attainment of the following 4-year compound annual growth rate (CAGR) performance targets, using the Company’s pre-tax earnings for the four fiscal quarters ended on December 31, 2010 as a base year (i.e., calendar year 2010) compared to the four fiscal quarters ending December 31, 2014 (i.e., calendar year 2014): below 30%, vesting is 0%; 30%, vesting is 50%; 40%, vesting is 80%; and 50% and greater, vesting is 100% (the Compensation Committee will compute the vesting percentage on a pro-rata basis); and (ii) a cash award of $3 million, conditioned upon Mr. Stegmayer’s employment by the Company on December 31, 2014, subject to the exceptions discussed below. The special performance bonus is to be paid as soon as practicable after the Company files its financial statements for the quarter ending December 31, 2014 with the Securities and Exchange Commission (the “SEC”) (but no later than February 28, 2015) upon confirmation by the Compensation Committee of achievement of the performance target(s). The cash award of $3 million is payable in $500,000 increments as follows: $500,000 (together with simple interest at 5% per annum on the unpaid balance) between January 1 and January 30 in each of the years 2015 through 2020;

• An annual grant of options to acquire shares of the Common Stock of the Company, the value of which shall equal 100% of Mr. Stegmayer’s then Base Salary using the Black-Scholes option value model. Vesting criteria (and achievement of such) and vesting timing shall be at the sole discretion of the Compensation Committee;
• Participation in any savings and retirement plans, as amended, established or adopted and maintained by the Company from time to time, in accordance with the Company’s regular practices applicable to other similarly situated executives of the Company; and
• Participation in all group benefit plans established or adopted and maintained by the Company from time to time, in accordance with the Company’s regular practices applicable to other similarly situated executives of the Company.
In the event the Company terminates Mr. Stegmayer’s employment and such termination constitutes a Termination for Cause (as defined in the Employment Agreement), or if Mr. Stegmayer voluntarily resigns prior to the occurrence of a Change in Control (as defined in the Employment Agreement) of the Company and such resignation does not constitute a Termination for Good Reason (as defined in the Employment Agreement), then Mr. Stegmayer shall be entitled to receive only his then current Base Salary up to the date of his termination or resignation, as the case may be. In such a situation, Mr. Stegmayer would not be entitled to the Annual Bonus for the year of such termination or resignation.
If, prior to the occurrence of a Change in Control, Mr. Stegmayer dies or becomes Disabled (as defined in the Employment Agreement), or if the Company terminates Mr. Stegmayer’s employment and such termination constitutes a Termination Without Cause or Mr. Stegmayer terminates his employment and such termination constitutes a Termination for Good Reason, Mr. Stegmayer (or his heirs or executors) shall be entitled to the following: (i) continued payment of his then current Base Salary for the remaining Term of this Employment Agreement plus one year following the expiration of the Term; (ii) a single lump sum cash payment in an amount equal to two times his average Annual Bonus for the preceding two fiscal years (the “Average Bonus”) and (iii) continued health insurance benefits for a period of 18 months.
If within two years after the occurrence of a Change in Control of the Company: (i) the Company terminates Mr. Stegmayer’s employment and such termination constitutes a Termination Without Cause, or (ii) Mr. Stegmayer voluntarily resigns his employment under the Employment Agreement for any reason, the Company must pay to Mr. Stegmayer a lump sum termination payment equal to two times the sum of his then current Base Salary and Average Bonus.
The Employment Agreement also provides that Mr. Stegmayer may not disclose any confidential information of the Company during or after the Term of the Employment Agreement.
During his employment with the Company and for a period of two years following his resignation or termination (and in no event for a period of less than four years from the effective date of the Employment Agreement), Mr. Stegmayer is precluded from engaging in any business or associating with any entity that is actively engaged in any competitive business with the Company or any of its affiliates, in any geographic area in which the Company conducts business or sells products.
In the event of a Termination Without Cause prior to December 31, 2014, Mr. Stegmayer may elect, immediately after such discharge by written notice which, to be effective, must be received by the Company on or before the tenth day after such discharge, to forego the supplemental long-term cash incentives described in the third bullet point above, in which case the non-compete provisions described in the previous paragraph will be null and void.
The preceding description of the Employment Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Also on June 30, 2011, the Compensation Committee approved the payment of cash bonuses to Mr. Stegmayer and Mr. Urness in the amounts of $200,000 and $20,000, respectively, in recognition of their efforts in connection with the acquisition of substantially all of the assets of Palm Harbor Homes, Inc. by the Company’s subsidiary, Fleetwood Homes, Inc. See the Company’s Current Report on Form 8-K filed with the SEC on April 28, 2011 for additional information regarding the acquisition.

ITEM 5.07	Submission of Matters to a Vote of Security Holders
On June 30, 2011, the Company held its 2011 Annual Meeting of Stockholders (“Annual Meeting”) at the Company’s headquarters located at 1001 N. Central Avenue, Suite 800, Phoenix, Arizona. The final voting results for each of the proposals submitted to a vote of stockholders at the Annual Meeting are set forth below.
Proposal Number 1: The nominees listed below were elected directors with the respective votes set forth opposite their names:

	VOTES FOR	VOTES WITHHELD	BROKER NON-VOTES

Joseph H. Stegmayer	5,175,324	1,337,283	0
William C. Boor	6,331,621	180,986	0
Proposal Number 2: Vote to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal year 2012:

VOTES FOR	VOTES AGAINST	VOTES ABSTAINED	BROKER NON-VOTES

6,647,496	11,196	22	0
Proposal Number 3: Advisory vote on executive compensation as disclosed in the 2011 Proxy Statement:

VOTES FOR	VOTES AGAINST	VOTES ABSTAINED	BROKER NON-VOTES

5,962,430	88,995	461,182	0
Proposal Number 4: Advisory vote on the frequency of advisory votes on executive compensation:

1 YEAR	2 YEARS	3 YEARS	ABSTAIN

3,302,830	2,642	2,740,907	466,228

ITEM 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated June 30, 2011, by and between Cavco Industries, Inc. and Joseph H. Stegmayer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAVCO INDUSTRIES, INC.
By:	/s/ James P. Glew
James P. Glew
General Counsel and Secretary

Date: July 5, 2011
INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated June 30, 2011, by and between Cavco Industries, Inc. and Joseph H. Stegmayer.